Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-193125

Prospectus Supplement No. 1

(To Prospectus dated June 6, 2014)

Goodman Networks Incorporated

OFFER TO EXCHANGE

$100,000,000 Aggregate Principal Amount of 12.125% Senior Secured Notes due 2018

For

$100,000,000 Aggregate Principal Amount of 12.125% Senior Secured Notes due 2018

This Prospectus Supplement No. 1 supplements and amends the prospectus dated June 6, 2014, referred to herein, collectively with any supplements thereto, as the Prospectus. This prospectus supplement is being filed to include the information set forth in our Current Report on Form 8-K dated June 11, 2014, which is attached hereto.

This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus, including any supplements and amendments thereto.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

You should carefully consider the risks described under the caption “Risk Factors” beginning on page 28 of the Prospectus before participating in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 11, 2014.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 5, 2014

GOODMAN NETWORKS INCORPORATED

(Exact name of registrant as specified in its charter)

Texas	333-186684	74-2949460
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6400 International Parkway, Suite 1000 Plano, Texas	75093
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (972) 406-9692

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 5, 2014, Randal S. Dumas delivered notice of his resignation from his position as Chief Financial Officer of Goodman Networks Incorporated (the “Company”), effective as of the close of business on June 25, 2014, to pursue other career opportunities. Mr. Dumas’s departure is not the result of any material disagreement with the Company regarding its operations, policies or practices.

SIGNATURES

The Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOODMAN NETWORKS INCORPORATED

Date: June 11, 2014	By:	/s/ Ron B. Hill
	Name:	Ron B. Hill
	Title:	Chief Executive Officer and President

	By:	/s/ Randal S. Dumas
	Name:	Randal S. Dumas
	Title:	Chief Financial Officer